Exhibit 10.7

MASTER DISTRIBUTION AGREEMENT

This Master Distribution Agreement (“Agreement”) is made this 30th day of January 2025 (the “Effective Date”), between Propre Energie Inc., a Quebec Corporation and a licensor of intellectual property that manufactures and produces various plant-based, non-retinol skin brightening products marketed and sold under the brand Dermytol® (“Supplier”, and Mangoceuticals, Inc., a Texas corporation (“Distributor”). Supplier and Distributor may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Distributor is the owner of a brand of men’s health and wellness pharmaceutical- based products manufactured and produced in a 3rd-party 503A pharmacy in the United States under the brand name “MangoRx”;

WHEREAS, Supplier holds the exclusive rights to certain intellectual property and patent specializing in clinically proven, plant-based formulations targeting hyperpigmentation, dark spots, uneven skin tone, and skin brightening through advanced solutions marketed under the brand Dermytol® and which products are defined in Exhibit A (collectively, the “Products”);

WHEREAS, Distributor’s products are backed by research showcasing their efficacy in promoting skin health and brightness without harmful side effects with a brief overview and description of the Patent attached hereto as Exhibit B (“Description of Patent”);

WHEREAS, Supplier and Distributor desire to enter into an exclusive arrangement to sell and distribute the Products in the specific markets and territories identified in Exhibit C (collectively, the “Market”), with a goal of expanding their capacities and market reach;

WHEREAS, Supplier desires to sell Products to Distributor for resale into the Market; and

WHEREAS, Distributor desires to sell the Products on the terms and conditions set forth in this Agreement, these Recitals being incorporated into and made a part of the Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants, promises, and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Appointment of Distributor. Supplier hereby appoints Distributor as the exclusive distributor of the Products to the Market in accordance with the terms and conditions of this Agreement. Distributor shall use commercially reasonable efforts to sell and promote the sale of the Products to the Market. Distributor may appoint sub-distributors in the Market at its own risk, expense, and supervision. Distributor warrants that any sub-distributor shall be subject to all standards, rules, regulations, and terms and conditions of this Agreement. Distributor will notify Supplier in writing of any sub-distributors it appoints. Supplier agrees not to circumvent Distributor’s exclusivity in any way, including but not limited to: (i) appointing any other person or entity as a Distributor of the Products in the Market; or (ii) offering the Products in its own market-facing brand or a different brand to the Market, except pursuant to a prior written agreement by the Parties entered into after the date of this Agreement. Supplier acknowledges and agrees that breach of the exclusivity rights granted hereunder would cause irreparable harm and damage to Distributor and that such damage may not be ascertainable in money damages and that as a result thereof Distributor would be entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by Supplier without the necessity of proving actual damages and without posting any bond. Such right to equitable relief is in addition to whatever remedies Distributor may be entitled to as a matter of law or equity, including money damages.

2. Grant of License.

(a)	License: Supplier hereby:

a.	Grants to Distributor an exclusive, non-transferable (except to sub-distributors as discussed in Section 1, above) right and license to market, sell, and distribute the Products to end-users, customers or clients (collectively, “End Users”) within the Market; and
b.	Grants sub-licenses of these rights to third parties (sub-distributors) within the Market, subject to the terms and conditions of this Agreement and Supplier’s prior written consent, with further instructions that:

i.	Any sub-license be in writing and expressly incorporate the terms and conditions of this Agreement;
ii.	Sub-distributor shall not be granted any rights that are greater than the rights granted to the Distributor under this Agreement; and
iii.	Provide that any breach of the sub-license by the sub-distributor shall be deemed a breach of this Agreement by the Distributor.

(b)	Reservation of Rights: Except for the rights expressly granted in this Section, Supplier reserves all other rights, title, and interest in and to the Products, including all intellectual property rights.

3. Prices and Terms. Distributor shall pay Supplier for the Products and performance of services hereunder as follows:

a.	Distributor will provide Supplier with a Purchase Order outlining the mutually agreed- upon quantity, pricing, and shipping/delivery arrangements for the Products between the Supplier and Distributor.
b.	Supplier shall invoice Distributor for its Products in accordance with the terms of the Purchase Order, unless amended in writing by the Parties.
c.	Supplier shall submit invoices to Distributor no later than 10 days prior to the anticipated shipping or delivery date of the Products to the location defined in the Distributor’s purchase order.
d.	Each invoice will be paid to the Supplier within 2 days of the Products’ anticipated shipping or delivery date.
e.	As part of the consideration for the license and distribution rights, Distributor agrees to issue to Supplier a total of Six Hundred and Fifty Thousand (650,000) restricted shares of the Distributor’s common stock, par value $0.0001 per share (the “Shares”).
f.	Additionally, the Distributor agrees to pay Supplier a royalty equal to one percent (1%) of all gross sales derived by Distributer from Dermytol or any byproducts of Dermytol for as long as this Agreement is in effect. “Gross Sales” means an amount (not less than zero) determined as of the end of any applicable period of determination, equal to (a) the sum of any cash revenues received by the Distributor in connection with the sale of Products for such applicable period of determination, minus (b) the amount of any returns, chargebacks and other refunds relating to Products, during the applicable period, or for any other period during which the royalty has previously been paid, if affected during the current period.

All payments shall be made in U.S. dollars as directed. The Parties shall be responsible for their own taxes of any kind or nature excluding taxes and fees incurred to deliver the Products to the end client, such as all VAT, sales taxes, use taxes, and charges of any kind imposed by any federal, state, or local government entity for Products or Services provided under this Agreement. Distributor shall have the right, upon reasonable notice, to conduct an inspection of the Products in order to confirm the requested Products are as purchased in accordance with the Purchase Order.

4. Terms and Conditions of Sales. All prices of the Products are FOB origin/Supplier. The Parties agree that Distributor will handle all billing and account receivables. Any applicable discounts or rebates are payments which are subject to the disclosure requirements as “discounts or other reductions in price” under the provisions of 42 U.S.C. § 1320a-7b(b)(3)(A). Accordingly, Distributor agrees that it will inform its End-Users who participate in federal and state health care programs and purchase the Products that they must submit claims or requests for payment in a manner reasonably calculated to give notice of the obligation to report discounts and to provide information upon request as set forth in 42 CFR § 1001.952(h)(1). Distributor also agrees that it will refrain from doing anything that would impede its End- Users’ ability to meet its obligations under 42 CFR § 1001.952(h).

5. Order Acceptance and Response Timeframe.

a.	Order Acceptance: All orders for Products placed by the Distributor are subject to acceptance by the Supplier.
b.	Response Time: The Supplier will communicate acceptance or denial of the order to the Distributor within three (3) business days of receiving the order. If the Supplier fails to provide a response within this period, the order will be deemed accepted by the Supplier.
c.	Notification of Delays: If factors beyond the Supplier’s control prevent timely acceptance or denial, the Supplier will promptly notify the Distributor in writing. Both Parties will then mutually agree on a revised timeframe for the Supplier’s response.
d.	Shipping Designation: Each purchase order must specify the locations for shipment of all Products within the designated Market.
e.	Returns and Freight Costs: The Distributor or the Distributor’s End-Users may return Products that do not conform to the warranties or that are shipped in error (“Returned Products”). The Supplier will bear all associated return freight costs. The Distributor shall receive either a credit for future purchases or a return of monies paid for Returned Products, at the option of the Distributor.

6. Term. The term of this Agreement shall continue for three (3) years from the Effective Date (“Initial Term”) unless sooner terminated in accordance with Section 18 herein. Upon the expiration of the Initial Term, this Agreement shall automatically be extended for three (3) additional one (1) year terms (each, a “Renewal Term;” the Initial Term and each Renewal Term shall be collectively referred to as the “Term”), unless either party gives written notice to terminate to the other party at least ninety days (90) days prior to the end of the Initial Term or any Renewal Term. If Distributor sells substantially all of its assets or a majority interest in the Distributor during the term of this Agreement, then Supplier shall have a right to terminate the Agreement effective immediately upon execution of such sale or change of control; however, in the event the Agreement is terminated in connection therewith, Supplier will continue to fulfill Distributor’s existing customer contracts for the sale of Products until those agreement(s) terminate with no further liability hereunder, except for such claims and obligations that arose prior to the date of termination.

7. Confidentiality. During the term of this Agreement, and for a period of two (2) years thereafter, each Party agrees to treat all proprietary non-public information pertaining to this Agreement and the relationship created thereunder, as confidential and will not disclose any information, written or oral, obtained as a result of this Agreement and the relationship created thereunder, to any third parties without the other Party’s prior written consent, except as authorized hereunder or required by applicable law or regulations.

8. Warranties and Representations of Supplier. Supplier represents warrants and covenants to Distributor as follows:

a.	All Products will be new, merchantable, and free from defects in material, packaging, labeling, and workmanship.
b.	All Products will be manufactured, tested, packaged, labeled, stored, imported, assembled, shipped, and invoiced in compliance with this Agreement.
c.	All Products will conform to the specifications, samples, drawings, and other written documentation for the Products that are provided by Supplier to Distributor, and to any other specifications agreed to by Supplier and Distributor.
d.	All Products will be packaged, labeled, and shipped in accordance with Distributor’s instructions.
e.	No Product will be counterfeit nor will any Product or any advertising or marketing materials related to any Product infringe on the patent, trademark, copyright, trade secret, or other rights of any third party.
f.	Supplier will acquire sole and exclusive ownership of all rights, title, and interests in and to all Products delivered to Distributor, free and clear of all liens, security interests, and encumbrances.
g.	No Product will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act.
h.	The Supplier shall provide to Distributor its best possible, preferred pricing on all Products, including any Products outside the scope of Exhibit A hereto, and Distributor shall be allowed to pursue alternative sources for any and all Products should Supplier not provide competitive or best pricing.
i.	All Products, including, but not limited to, medical devices or other prescribed medical Products, shall comply and be certified as to their strict adherence to all applicable federal, state, and local laws, regulations, and requirements for each device or Product.
j.	Securities Representations:

(a) Purchase for Own Account. The Shares to be issued to Supplier hereunder will be acquired for investment for Supplier’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and Supplier has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b) Disclosure of Information.

(i) Supplier has received or has had full access to all the information Supplier considers necessary or appropriate to make an informed investment decision with respect to the Shares to be issued to Supplier hereunder. Supplier has had an opportunity to ask questions and receive answers from the Distributor regarding the Distributor and the Shares, and all such questions, if any, have been satisfactorily answered as of the date of this Agreement.

(ii) Without limiting or reducing in any way Section 8j(b)(i), above, the Supplier acknowledges that it (A) is aware of, has received and had an opportunity to review (x) the Distributor’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (“SEC”) on April 1, 2024 (the “Annual Report”); and (y) Distributor’s current reports on Form 8-K and Quarterly Reports on Form 10-Q from January 1, 2024, to the date of this Agreement (which filings can be accessed by going to https://www.sec.gov/edgar/searchedgar/companysearch.html, typing “Mangoceuticals” in the “Name, ticker symbol, or CIK” field, and clicking the “Submit” button), in each case (x) through (z), including, but not limited to, the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of Distributor; and (B) is not relying on any oral representation of Distributor or any other person, nor any written representation or assurance from Distributor; in connection with Supplier’s acceptance of the Shares and investment decision in connection therewith.

(c) Illiquid Securities. Supplier realizes that the Shares cannot readily be sold as they will be restricted securities and therefore the Shares must not be accepted unless such Supplier has liquid assets sufficient to assure that holding such Shares indefinitely will cause no undue financial difficulties and such Supplier can provide for current needs and possible personal contingencies.

(d) Discussions with Advisors. Supplier has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Shares for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Shares are a suitable investment for it.

(e) No General Solicitation. Supplier has not become aware of and has not been offered the Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to such Supplier’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

(f) No Registration Rights. Supplier confirms and acknowledges that Distributor is not under any obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares, and such Supplier is solely responsible for determining the status, in its hands, of the Shares acquired hereunder and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares.

(g) Investment Experience. Supplier understands that the acquisition of Shares involves substantial risk. Supplier acknowledges that Supplier can bear the economic risk of Supplier’s investment in the Shares, and has sufficient knowledge and experience in financial or business matters such that Supplier is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment. Supplier hereby represents that it is an “accredited investor,” as such term is defined under Rule 501(a) of Regulation D promulgated under the Securities Act.

(h) Restricted Shares. Supplier understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Distributor in a transaction not involving a public offering and that, under the Securities Act and applicable regulations thereunder, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Supplier represents that Supplier is familiar with Rule 144 as promulgated under the Securities Act and as presently in effect, and understands the resale limitations imposed thereby and by other applicable provisions of the Securities Act.

(i) Legend. Supplier acknowledges and understands that the certificates or book-entry statements evidencing the Shares will bear the legend set forth below:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

9. Warranties and Representations of Distributor. Distributor represents warrants and covenants to Supplier as follows:

a.	No Product will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act after the Distributor receives title of the Product.
b.	No Product shall be repackaged.
c.	No Product labeling or claims, other than those specified by the Supplier as approved labeling claims shall be utilized by the Distributor. Product labeling constitutes any information provided to label, describe, and detail the Product whether it be verbally communicated, written, electronic, printed, and/or video.

10. Indemnification. Distributor shall defend, indemnify, and hold harmless Supplier against any and all liability, loss, damages, injuries, costs, and expenses, including reasonable legal expenses, of whatever nature in connection with any claim which might be asserted against Supplier resulting from breach of this Agreement by Distributor, or resulting from any representations and warranties regarding the Products made to any End-Users by Distributor which Supplier has neither made to Distributor in writing nor authorized Distributor in writing to make to any third party.

Supplier agrees to indemnify and hold harmless Distributor against:

(a) any and all liability, loss, damages, injuries, costs, and expenses, including reasonable legal expenses, of whatever nature in connection with any claim which might be asserted against Distributor resulting from breach of this Agreement by Supplier; and

(b) any and all liability, loss, damages, injuries, costs, and expenses, including reasonable legal expenses, of whatever nature arising out of any third-party claim for personal injury or death where a Product supplied under this Agreement, or the gross negligence or willful misconduct of Supplier, is alleged to have caused or contributed to the injury or death to such third party, but only to the extent such loss, damage, injury, cost, or expense is caused by the gross negligence or willful misconduct of Supplier.

The Parties agree that the indemnification provisions provided in this Section 10 shall survive the termination of this Agreement.

11. Support. Supplier agrees to provide reasonable consultation to Distributor in a timely fashion concerning technical aspects and use of the Products as needed by Distributor. Additionally, Supplier agrees to provide promotional and marketing support to Distributor in support of international sales, to include, but not be limited to, providing promotional videos and keynote speakers by physician and executive influencers.

12. Insurance. At all times during the term of the Agreement, each Party agrees to procure and maintain commercial general liability insurance, including products and contractual liability coverage, in such amounts as is normal and customary in the Market for Parties similarly situated. The Parties shall, upon written request, furnish a certificate of insurance evidencing the foregoing coverage and limits, stating that the insurer shall give the other Party thirty (30) days prior written notice of any cancellation or non-renewal in coverage. The obligations of this Section 12 shall survive the termination of this Agreement.

13. Disclaimer of Warranty. WITH EXCEPTION OF ANY MANUFACTURER’S WARRANTY AND EXCEPT AS SET FORTH IN SECTION 8, ABOVE, THE PARTIES DO NOT PROVIDE ANY WARRANTY FOR THE PRODUCTS OR ANY SERVICES DESCRIBED HEREIN, AND ALL PRODUCTS AND SERVICES OF THE PARTIES ARE PROVIDED “AS IS,” WITHOUT WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE (INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, TITLE, OR NON-INFRINGEMENT).

14. Limitation of Liability. NEITHER PARTY NOR ITS AFFILIATES AND LICENSORS SHALL HAVE ANY LIABILITY WITH RESPECT TO THIS AGREEMENT OR OTHERWISE FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING DAMAGES FOR LOSS OF BUSINESS AND LOSS OF PROFITS, BUSINESS INTERRUPTION, EVEN IF SUCH PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15. Waiver and Delay. No waiver by either Party of any breach or series of breaches or defaults in performance by the other Party, and no failure, refusal, or neglect of either Party to exercise any right, power, or option given to it hereunder or to insist upon strict compliance with or performance of either Party’s obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either Party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

16. Intellectual Property Rights. Nothing in this Agreement shall be construed as giving the Distributor any license or right in trademarks, patents, designs, copyrights, or other intellectual property belonging to the Supplier, except in connection with the distribution of the Products.

17. Non-Solicitation Provision: Customers and Business Affiliations. During the Term of this Agreement, and for a period of two (2) years after termination of this Agreement, whether by lapse of time or otherwise, Supplier shall not solicit or call upon any End-Users or potential End-Users of Distributor for the purpose of brokering, soliciting, selling, or responding to any Request for Proposal or Request for Quote for any Products, other products, or services to that End-Users or prospective End- Users of Distributor within any and all territories in which Distributor regularly markets, solicits, sells, and provides products and services, or within any and all territories which Supplier has actual or constructive knowledge that Distributor intends to solicit, market, sell, or distribute its products and services.

18. Termination. Either Party shall have the right to terminate this Agreement immediately if the other Party has in any way materially breached this Agreement and failed to cure such breach within ninety (90) days of written notice thereof or becomes insolvent, provided that such Agreement must be terminated within thirty (30) days of such Party’s failure to cure such breach or insolvency. In the event of a material breach, in addition to the rights provided herein, each Party may take whatever additional actions as are available to such Party at law or in equity, and in connection with such actions, recover any and all damages to such Party for the non-breaching Party’s violation or breach of this Agreement. Upon termination in accordance with this Agreement by Supplier, Distributor agrees that Supplier will not be liable to Distributor for any compensation, damages, or other claims of any nature arising out of a termination, including, without limitation, claims based on expenditures or investments made by Distributor or goodwill created by Distributor. If for any reason this Agreement shall be terminated:

a.	Any Products delivered to the Distributor or to be delivered to the Distributor’s End-Users per the Distributor’s purchase order and during the notice period may be utilized by the Distributor to meet its End-Users’ purchase orders; and
b.	The Distributor will return to the Supplier all promotional and confidential material provided by the Supplier to the Distributor relating to the Products.

19. Miscellaneous.

a.	The Parties shall perform all of their duties under this Agreement as independent contractors. Except as specifically set forth herein, nothing in this Agreement shall be construed to give either Party the power to direct or control the daily activities of the other Party, or to constitute the Parties as principal and agent, employer and employee, franchiser and franchisee, partners, joint ventures, co-owners, or otherwise as participants in a joint undertaking. The Parties understand and agree that, except as specifically provided in this Agreement, neither Party grants the other Party the authority to make or give any agreement, statement, representation, warranty, or other commitment on behalf of the other Party, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on behalf of the other Party, or to transfer, release, or waive any right, title, or interest of such other Party. The employees of each Party shall not be considered employees of the other and shall not be eligible for any benefits given by the other to its employees.

b.	Distributor agrees if the Agreement is ultimately determined to be one to which §1861(v)(1)(I) of the Social Security Act (the “Act”) as amended applies, to provide access to books and records and perform such other obligations as may be specified for subcontractors in that section of the Act or in any regulations promulgated thereunder.

c.	Each Party agrees that:

If any Party is prevented from or interfered with in any material manner in fully performing its duties under this Agreement due to law, act of God, labor controversy or any other similar or dissimilar cause beyond the reasonable control of the Party claiming inability to perform (each a “Force Majeure”), then that Party’s obligations will be suspended as often as any Force Majeure event occurs and during the periods of time that those events exist. Any non- performance due to Force Majeure is not a breach of this Agreement. In order to benefit from the provisions of this Section, the Party claiming Force Majeure must notify the other reasonably promptly in writing of the Force Majeure condition. If any event of Force Majeure, in the reasonable judgment of the parties, is of a severity or duration such that it materially reduces the value of this Agreement, then this Agreement may be terminated by either party, without liability or further obligation of either Party (except for any obligation expressly intended to survive the terms of this Agreement).

All notices, statements, reports required or permitted by this Agreement must be in writing and shall be deemed to have been effectively given and received: (i) five (5) business days after the date of mailing if sent by registered or certified U.S. Mail, postage prepaid, return receipt requested; (ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by another means set forth in this section; (iii) when delivered, if delivered personally or sent by express courier service or overnight delivery by a nationally recognized carrier to the other Party. Such notices shall be sent to the address set forth below or such other address as either Party may subsequently request in writing:

Supplier:	Propre Energie, Inc
12 Four Oaks Gate
Toronto Ontario
M4J 2X2 Canada

Distributor:	Mangoceuticals, Inc
Attn: Jacob Cohen
11510 Dallas Parkway, Suite 600
Dallas, TX 75230

Neither Supplier nor Distributor may assign this Agreement, in whole or in part, without the other Party’s prior written consent which consent shall not be unreasonably withheld or delayed. If any provision of this Agreement is declared null, void, or otherwise unenforceable, that provision will be deemed severed from this Agreement, and the remainder of this Agreement will remain enforceable. In the event that performance under this Agreement is or becomes unlawful or has a significant probability of causing either Party to be in violation of any state or federal law, as a result of any law, court decision or interpretation, rule or regulation, enacted, promulgated, decreed or rendered by any federal or state court or administrative agency, the Parties shall in good faith restructure the Agreement by mutual agreement to comply in all respects with the law, rule, regulation or interpretation or other directive, and the Parties shall thereafter be bound by the changes in the Agreement. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the parties. If the Agreement cannot be modified in a manner to comply with the change of law, rule, regulation or interpretation, then this Agreement shall terminate under the provisions above.

d.	The parties represent and warrant to each other that, except as provided herein, no third parties are entitled to any finder’s fees, commissions, advisory fees, consulting fees, or other compensation in connection with this Agreement, the transactions contemplated hereby, or any third-party services provided to either of the parties in connection herewith with the exception of Spartan Crest Capital Corp. (the “Advisor”), that Distributor has agreed to compensate in the amount of $16,000 (the “Advisory Fee”), which, at the option of the Advisor, may be paid in cash or in restricted shares of common stock of Distributor based on the NOCP of such shares as of the date of this Agreement. Notwithstanding anything to the contrary contained herein or in any agreement with the Advisor, if Boustead Securities, LLC (“Boustead”), chooses to exercise any rights that it may claim to have in respect of its purported right of first refusal in connection with the transactions contemplated hereby, the Advisor has agreed to forfeit the compensation otherwise due it in favor of an equivalent amount to be paid to Boustead by the Distributor.

20. This Agreement, including the exhibits hereto, represents the entire agreement between the Parties with respect to this subject matter and supersedes any previous or contemporaneous oral or written agreements regarding this subject matter; excludes any subsequent inconsistent or different terms and conditions asserted in any purchase order, form or other writing submitted by Distributor, for its convenience or otherwise; and may be amended or modified only by a written instrument signed by a duly authorized agent of each Party.

21. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together one and the same document.

22. All press releases, publicity, marketing or sales materials, or other materials developed by or on behalf of either Party that refer to this Agreement or use the name or trademark of the other Party shall be subject to prior review and approval by such other Party except that either Party shall have the right, subject to Section 7, to make accurate factual reference to the existence of a relationship with the other Party without specific authorization from the other Party and Distributor shall be authorized to disclose this Agreement and terms herein in its filings with the Securities and Exchange Commission.

23. Nothing in this Agreement, express or implied, will give to any person, other than the Parties and their permitted successors and/or assigns under this Agreement, any benefit or any legal or equitable right, remedy or claim under this Agreement.

24. Governing Law, Arbitration. This Agreement shall be governed by the laws of the state of Tennessee, USA. Parties agree that all disputes arising out of or concerning the terms of this Agreement will be subject solely to binding arbitration. The arbitrator selection and conduct of the arbitration will be pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration shall be in Williamson County, Tennessee and judgment on the award may be entered in any court having jurisdiction thereof. If either Party believes it is necessary to undertake discovery on asserted statutory claims, such Party shall apply to the arbitrator(s) for rights to undertake discovery and the arbitrator shall allow discovery sufficient for either Party to adequately arbitrate, vindicate or defend the statutory claims, including access to essential documents and witnesses. At the conclusion of the arbitration, the arbitrator(s) shall issue a decision in writing setting forth the essential findings and conclusions, and this decision is subject to review, confirmation, correction or vacation. The prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration.

IN WITNESS WHEREOF, the parties have, by their duly authorized officers, executed this Agreement effective as of the date first written above.

PROPRE ENERGIE, INC.

By:	/s/ Peter Polimeneas
Name:	Peter Polimeneas
Title:	Director

MANGOCEUTICALS, INC.

By:	/s/ Jacob Cohen
Name:	Jacob Cohen
Title:	CEO

EXHIBIT A LIST OF PRODUCTS

All current Dermytol® related products are still in the research and development phase. Upon completion of research and development, efficacy tasting, packaging and commercialization, Supplier will provide Distributor with full product names, descriptions, SKUs and Manufacturers Suggested Retail Pricing for each Product.

●	All pricing to be determined on a Purchase Order basis and will be subject to availability and volume requirements.

●	All pricing will be inclusive of final product, packaging and fulfillment. Shipping, freight and/or duty expenses will be invoiced by the Supplier separately.

●	Distributor responsible for obtaining all necessary licenses and approvals for importing and Supplier to assist by providing all necessary and required documentation.

●	Supplier will work with Distributor to create additional products not listed above based on special request.

EXHIBIT B
DESCRIPTION OF PATENT

The patent EP4223279A1, titled “Methods of Skin Whitening by Use of Canola Extracts,” (the “Patent”) which discloses the compositions and methods for lightening skin using canola extracts rich in phenolic acids.

Key aspects of the patent include:

●	Skin Lightening Composition: The invention provides a topical composition comprising a skin lightening agent derived from canola extract and a cosmetically acceptable carrier. The canola extract is characterized by high levels of phenolic acids, which are effective in reducing skin pigmentation.

●	Treatment of Hyperpigmentation: The patent outlines methods for treating hyperpigmentation by identifying areas of the skin with excessive pigmentation and applying the canola extract-based composition to those areas. This approach aims to address conditions such as freckles, melasma, chloasma, post-inflammatory hyperpigmentation, and liver spots.

●	Advantages Over Existing Agents: Traditional skin lightening agents like hydroquinone and kojic acid have been associated with cytotoxic effects, skin irritation, and instability in formulations. The canola extract-based compositions proposed in this patent offer a potentially safer and more stable alternative for skin whitening applications.

Overall, this Patent introduces a novel use of canola extracts in cosmetic formulations aimed at achieving skin whitening and treating hyperpigmentation, highlighting the benefits of phenolic acid-rich canola extracts over conventional agents.

EXHIBIT C
MARKET & TERRITORIES

During the Term, Distributor shall be authorized to exclusively market, sell and distribute the Products to the following markets:

1. North America, in its entirety

2. South America, in its entirety